Exhibit 21

SUBSIDIARY LIST

Capstone Turbine International, Inc., a Delaware corporation

Capstone Turbine Financial Services, LLC, a Delaware limited liability company

Capstone Turbine Singapore Pte., Ltd, a Singapore company (dissolved September 15, 2018)